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                                                                    EXHIBIT 16.1


September 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 19, 2003, of eXegenics Inc., and are in agreement with the statements contained in the first sentence of the first paragraph and in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP